Exhibit 10.8

ASSIGNEMENT OF

CONVERTIBLE PROMISSORY NOTE

This General Assignment Agreement (the “Assignment”) of the rights to receive and hold (a) Convertible Promissory Note(s) (the “Note(s)”) is made this December 22nd, 2020, by and between Lawson Capital Partners (Switzerland) AG (the “Assignor”) and AWT Management Services Sdn. Bhd. of Kuala Lumpur, Malaysia (the “Assignee”).

WHEREAS, payments were made by or on behalf of Assignor to Boatim Inc. (the “Borrower”) under a general convertible promissory note funding arrangement and Assignor wishes to assign its claims against Borrower from such payments to Assignee for valuable consideration received.

NOW THEREFORE, the undersigned agree as follows:

AGREEMENT

1. Assignment. Subject to the terms and conditions of this Assignment, on the Closing Date (as defined below) the Assignee will assume from Assignor all rights and obligations under the Note(s) as is/are to be entered into by Assignee for up to $500,000.00 as payments are made to Borrower and assignable claims arise for Assignor from time to time.

2. Assignment Price. The Assignee shall, under this Assignment, pay to Assignee the amount of 75% of the face value of any Note under this Agreement within 12 months of the date of each assignment for the assignment, where the transfer of the Note(s) to Assignee shall occur no later than 5 business days after any relevant payment from Assignor to Borrower has been affected or on such other date as Assignee and Assignor shall agree and confirm in writing (the “Assignment Date”).

3. Dispute Resolution.

a) Binding Arbitration. Any claim or dispute arising out of the terms, provisions or performance of this Agreement shall be resolved only by binding arbitration, which shall result in a final, binding and non-appealable ruling, as set forth below, with the exception of good faith and necessary applications for injunctive relief, which are the only matters that may be submitted to the courts.

The following procedural rules shall apply and shall be strictly adhered to. Written demand for arbitration shall be served on the other party and the proposed arbitrator. The arbitration hearing will be scheduled by the arbitrator immediately, and held within 30 days of demand, or acceptance by the arbitrator of the matter, whichever occurs last, unless otherwise agreed to, in writing, by the parties. Immediately upon acceptance of the matter, the arbitrator shall submit to the parties a briefing schedule. The arbitrator shall limit presentation of evidence and argument to no more than eight hours, and shall have the final ruling served on the parties no more than 48 hours after conclusion of the hearing, unless otherwise agreed to in writing by the parties.

Discovery shall be allowed only as specifically directed by the arbitrator, and in such a manner as to avoid delay of the time periods set forth herein.

b) Attorney Fees. If any action is commenced to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and court costs in addition to any other remedy it may obtain or be awarded, as long as he has voluntarily complied with the arbitration provision set forth hereinabove. If such a prevailing party has refused or failed to participate in the above-described arbitration process, by, without limitation, non-compliance with the stated time requirements (except as modified by the parties in writing), initially filing an action in some other forum (except as provided for hereinabove), or otherwise, then he shall not be entitled to attorney’s fees or costs even if he is the prevailing party in any action arising out of the terms of this Agreement. Further, any attempt to file in some other forum may be opposed by the responding party by a motion to compel arbitration, or other relevant motion. In the arbitration proceeding, the “prevailing party” shall mean the party determined by the court to most nearly prevail and not necessarily the party in whose favor a judgment is rendered.

4. Miscellaneous.

a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

d) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

g) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Seller’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:		ASSIGNEE:

By:		By:
Name:	Lawson Capital Partners (Switzerland) AG	Name:	AWT Management Services Sdn. Bhd.

ACCEPTED AND AGREED TO FOR BORROWER:

By:
		Name:	Boatim Inc.